Exhibit 7(c)

The following companies are reinsurers for Protective's Premiere Survivor Variable Life product:

Business Men's Assurance Company of America (Kansas City, Missouri)
Gerling Global Life Reinsurance Company (Toronto, Canada)
SCOR Life U.S. Re Insurance Company (Addison, Texas)
Security Life of Denver Insurance Company (Denver, Colorado)
Swiss Re Life & Health America Inc. (Stamford, Connecticut)
The Lincoln National Life Insurance Company (Fort Wayne, Indiana)
Transamerica Occidental Life Insurance Company (Charlotte, North Carolina)